A Alpha Bail Bonds

132 W. 11th Ave. Denver, CO. 80204

PH: 720.266.6996 Fax: 720.266.6995

Fee Distribution for Agents

All Premiums to Agents will be distributed by the following schedule. State Law limits premium to a maximum of 15%.

Surety requires A Alpha Bail Bonds to maintain a BUF ( Build Up Fund) account to cover Bond

Forfeitures. The current rate is 4%.

Premium charges by A Alpha Bail Bonds have a variable rate depending on the amount of Bail that has been set by the Court. $500 is the minimum bond amount of Bail A Alpha bail Bonds can post and still maintain profitability.

Premium Rates,

Premium

Percentage Rate

$500 - $1000

15.00%

$1000-$5000

15% - 12%

$5000 - $10,000

12% - 10%

$10,000 - $50,000

10% - 8%

$50,000 - $100,000

8.00%

Example: The Court has set the bond at $1000.00

A Alpha Bail Bonds charges 15% premium or $150.00

B.U.F. Is 4% of the Bond ($1000) or $40

The remaining $110.00 is split between A Alpha bail Bonds and the Agent at a rate of 60/40 percent or 60% - $66.00 to A Alpha Bail Bonds and 40% - $44.00 to the Agent posting the bond.

Some senior Agents have a Split percentage difference dependent on liability and can be set at

70/30% of the premium split after B.U.F.

Bond: $1000.00

Premium: $150.00

B.U.F. Account: -$40.00

60/40 Split balance: $110.00

A Alpha Bail Bonds: $66.00

Posting Agent: $44.00

Rev. 2013 A Alpha Bail Bonds